Contact:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

      PHARMION CORPORATION ANNOUNCES SECOND QUARTER 2004 FINANCIAL RESULTS REVENUE GROWTH DRIVEN BY INCREASED NAMED PATIENT SALES OF THALIDOMIDE
                 COMPANY INCREASES GUIDANCE FOR SECOND HALF 2004

         BOULDER, Colo., August 2, 2004 - Pharmion Corporation (NASDAQ: PHRM) today reported financial results for its quarter ended June 30, 2004. For the second quarter of 2004, net sales totaled $20.4 million, compared to $15.7 million in total net sales for the previous quarter and $4.4 million in total net sales for the year-ago quarter. Named patient and compassionate use thalidomide sales totaled $15.3 million for the second quarter of 2004, compared to named patient and compassionate use thalidomide sales of $12.6 million for the previous quarter, and $1.9 million of named patient and compassionate use thalidomide sales for the year-ago quarter. For the six months ended June 30, 2004, net sales totaled $36.1 million, compared to net sales of $6.1 million for the six months ended June 30, 2003.

Second quarter revenues do not include any sales of Vidaza(TM) (azacitidine for injectable suspension), which the Company launched in the U.S. on July 1, 2004.

"We had a strong second quarter, in which we achieved many of our 2004 financial and operational goals," said Patrick Mahaffy, Pharmion's president and chief executive officer. "The FDA approval of Vidaza and the completion of our $238 million follow-on offering in July provide a strong foundation upon which Pharmion can grow. Our near-term goals include the successful launch of Vidaza, continued clinical development of both Vidaza and Thalidomide, and expansion of our pipeline. We are pleased as well with the growth of compassionate use and named patient sales of thalidomide."

Pharmion received full approval from the U.S. Food and Drug Administration (FDA) to market Vidaza for the treatment of all five subtypes of Myelodysplastic Syndromes (MDS) on May 19, 2004. Vidaza is the first approved treatment for MDS and the first ever demethlyation agent approved. Pharmion launched Vidaza in the United States on July 1, 2004.

"While it is early in the launch, we are pleased with our progress to date," said Mahaffy. "Our 75 person field team is trained and in place, actively promoting Vidaza. Our reimbursement team is making significant inroads as well, with positive Medicare coverage decisions already made for over 20 states only four weeks into the launch."

                                     -more-


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PHARMION Q2 2004 FINANCIAL RESULTS
PAGE TWO

In July, Pharmion completed a follow-on offering of 5.3 million shares of common stock, raising approximately $238 million in net proceeds to the Company. Pharmion intends to use the proceeds for the commercial launch and additional clinical development of Vidaza, ongoing Thalidomide clinical development, and the potential acquisition and development of additional product candidates to augment the Company's current portfolio.

SECOND QUARTER FINANCIAL DETAIL
Net sales growth in the second quarter was primarily driven by increased named patient and compassionate use sales of thalidomide, which have grown steadily since sales commenced in the second quarter of 2003. Pharmion holds exclusive marketing and distribution rights for thalidomide in markets outside of North America, Japan and certain other Asian countries. The Company currently sells thalidomide on a compassionate use and named patient basis in Europe and certain other international markets. Thalidomide is already approved in Australia, New Zealand and Turkey for the treatment of relapsed/refractory multiple myeloma.

For the second quarter ended June 30, 2004, Pharmion reported a net loss of $(10.0) million compared to a net loss of $(14.0) million incurred in the second quarter of 2003. For the six months ended June 30, 2004, the Company's net loss was $(19.8) million, compared to a net loss of $(27.9) million for the six months ended June 30, 2003. Pharmion reported a net loss per share attributable to common stockholders of $(0.39) and $(0.80) for the second quarter and first six months of 2004, respectively. These compare to pro forma net losses per share of $(0.78) and $(1.56) for the comparable periods of 2003. These pro forma amounts assume the conversion of Pharmion's outstanding shares of redeemable convertible preferred stock into common stock immediately prior to January 1, 2003, even though the actual conversion did not take place until the Company's initial public offering in November 2003. On a GAAP basis, the net loss per share for the second quarter and first six months of 2003 were $(20.72) and $(41.99), respectively.

Pharmion's gross margin on net sales was 63 percent for the second quarter of 2004 and 62 percent for the first six months of 2004, compared to 17 percent and 27 percent for the comparable periods in 2003. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Pharmion's products. Cost of sales for the second quarter and the first six months of 2003 included inventory charges, primarily related to Refludan, totaling $2.1 million, which reduced gross margin by 47 percentage points for the second quarter and 34 percentage points for the first six months of 2003.

Operating expenses, excluding cost of sales, totaled $21.2 million in the second quarter, compared to $14.8 million in the year-ago quarter. The increase in operating expenses over the second quarter of 2003 is due to the expansion of clinical, regulatory and commercial activities to support the Company's products, including Vidaza sales and marketing activities in preparation for the July 1 launch of the drug. For the six months ended June 30, 2004, operating expenses, excluding cost of sales, totaled $39.4 million, compared to $29.7 million for the six months ended June 30, 2003.

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PHARMION Q2 2004 FINANCIAL RESULTS
PAGE THREE

As of June 30, 2004, Pharmion had $66.7 million in cash, cash equivalents and short-term investments, compared to $77.4 million at March 31, 2004. The June 30 cash balance does not include the net proceeds from the Company's follow-on offering of approximately $238 million received on July 7, 2004.

2004 FINANCIAL OUTLOOK
Pharmion is increasing its net sales expectations for 2004 to a range of $91 to $101 million, up from previous guidance of $84 to $96 million, based on increased expectations for thalidomide named patient and compassionate use sales. The Company now anticipates total thalidomide sales for 2004 in a range of $58 to $61 million, an increase from previous guidance of $51 to $56 million. Vidaza sales guidance remains in a range of $20 to $27 million for the second half of 2004. The Company estimates its net loss for 2004 to be between $(1.40) to $(1.60) per share, compared to previous guidance of $(1.70) to $(1.90) per share. This decrease in the net loss per share reflects both the Company's increased sales guidance as well as an increase in the number of shares outstanding resulting from the follow-on offering.

Pharmion will hold a conference call to discuss second quarter 2004 results tomorrow, August 3, at 8:30 a.m. ET. The conference call will be simultaneously Web cast on the Company's Web site, and archived for future review.

ABOUT PHARMION:
Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the Company's website at www.pharmion.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                     -more-

                              PHARMION CORPORATION
                         CONSOLIDATED FINANCIAL RESULTS
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
                                    UNAUDITED

                                                              THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                              ----------------------------    ----------------------------
                                                                  2004            2003            2004            2003
                                                              ------------    ------------    ------------    ------------
Net sales                                                     $     20,396    $      4,429    $     36,116    $      6,087

Operating expenses:
   Cost of sales, including royalties                                7,453           3,681          13,762           4,459
   Clinical, development and regulatory                              7,180           5,883          13,733          11,461
   Selling, general and administrative                              13,268           8,491          24,216          17,612
   Product rights amortization                                         716             445           1,440             646
                                                              ------------    ------------    ------------    ------------
Total operating expenses                                            28,617          18,500          53,151          34,178
                                                              ------------    ------------    ------------    ------------
Loss from operations                                               (14,071)        (17,035)        (28,091)
                                                                                                                    (8,221)

Interest and other income (expense), net                              (117)            100            (190)            318
                                                              ------------    ------------    ------------    ------------
Net loss before taxes                                               (8,338)        (13,971)        (17,225)        (27,773)

Income tax expense                                                   1,645              23           2,567             114
                                                              ------------    ------------    ------------    ------------
Net loss                                                            (9,983)        (13,994)        (19,792)        (27,887)

Less accretion of redeemable convertible preferred stock
   to redemption value                                                --            (2,825)           --            (5,650)
                                                              ------------    ------------    ------------    ------------
Net loss attributable to common stockholders                  $     (9,983)   $    (16,819)   $    (19,792)   $    (33,537)
                                                              ============    ============    ============    ============

Net loss attributable to common stockholders per common
   share, basic and diluted                                   $      (0.39)   $     (20.72)   $      (0.80)   $     (41.99)

Shares used in computing net loss attributable to common
   stockholders per common share, basic and diluted             25,292,801         811,813      24,821,361         798,607

Pro forma net loss attributable to common stockholders per
   common share assuming conversion of preferred stock,
   basic and diluted                                                   N/A           (0.78)            N/A    $      (1.56)

Shares used in computing pro forma net loss attributable to
   common stockholders per common share assuming conversion
   of preferred stock, basic and diluted                               N/A      17,842,769             N/A      17,829,563


CONSOLIDATED BALANCE SHEET DATA

                                                                             JUNE 30, 2004               DECEMBER 31, 2003
                                                                             -------------               -----------------
Cash and cash equivalents and short-term investments                          $     66,689                    $     88,542
Total assets                                                                       128,132                         145,473
Total liabilities                                                                   29,936                          40,559
Total Stockholders' equity                                                          98,196                         104,914



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